MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2009 RESULTS AND RAISES FULL YEAR OUTLOOK FOR 2009

•	Net sales increased 5.6%

•	Wholesale segment net sales increased 6.5%

•	Shapewear net sales increased 9.2%

•	Earnings per share of $0.31

Iselin, New Jersey, August 12, 2009—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported second quarter 2009 net sales of $114.2 million, an increase of 5.6% over the second quarter of 2008, driven by continued strength in its core bra and shapewear businesses, replenishment of its Donna Karan® and DKNY® licensed brands, the introduction of new programs with off-price retailers and sales to a specialty retailer.  Reported earnings per share (EPS) of $0.31 for the second quarter of 2009 were down as compared to EPS of $0.33 in the second quarter of 2008.

Maurice S. Reznik, Chief Executive Officer, stated, “We’re very pleased with our results in the second quarter and for the year-to-date. We’ve differentiated ourselves from our competition with leadership and innovation in bras and shapewear and we continue to build penetration across all of our channels of distribution. While the marketplace and economy remain challenging, we’re deeply focused on executing our strategies and investing in our business and infrastructure to further strengthen our company and drive continued market share growth through the balance of this year and forward.”

Financial Results for Second Quarter 2009 versus Second Quarter 2008

Net sales for the second quarter of 2009 increased $6.1 million, or 5.6%, to $114.2 million.  Wholesale segment net sales in the second quarter of 2009 increased $6.1 million, or 6.5%, to $99.7 million. Retail segment net sales were unchanged at $14.5 million in the second quarter of 2009.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $1.0 million, or 1.7%, to $56.4 million in the second quarter of 2009.  This decrease reflected the weakness in this channel as a result of the global economic slowdown, along with promotional activities with retail partners to increase inventory productivity and lost sales associated with customer bankruptcies filed in the second half of 2008.  Partially offsetting this decrease were sales from the Company’s licensed brands Donna Karan® and DKNY® that the Company launched in the first quarter of 2009.

Mass Merchants
Mass merchant channel net sales decreased $2.1 million, or 7.4%, to $26.4 million in the second quarter of 2009.  Sales were impacted by a non-recurring program with a warehouse customer and lower private brand sales with one mass customer.  Partially offsetting this decrease was the continued growth of Maidenform’s Sweet Nothings® and Inspirations™ brands in the shapewear and bra categories.

Other
Net sales in the other channel increased $9.2 million, or 119.5%, to $16.9 million in the second quarter of 2009 primarily from the replenishment of products based on the Company’s patent-pending Total SolutionTM technology with a specialty retailer and higher sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, decreased $2.1 million, or 19.8%, to $8.5 million.  International sales were adversely affected by currency exchange rates and lower sales in Russia.

Retail Segment

Total retail segment net sales were unchanged at $14.5 million in the second quarter of 2009 with same store sales down 6.4% at Maidenform’s retail outlet stores.  Internet sales remained unchanged at $1.2 million in the second quarter of 2009.  Maidenform had 75 retail outlet stores as of the end of the second quarter of 2009 compared to 77 retail outlet stores in the same period of 2008.

As a percentage of net sales, consolidated gross margins were 36.0% versus 38.7% in the second quarter of 2008. The majority of the decrease was a result of increased promotional activity to drive inventory productivity, and the mix of customers and products, including a higher percentage of net sales from the Company’s lower margin other channel.

Consolidated selling, general and administrative expenses (SG&A) increased $0.7 million, or 2.6%, to $28.0 million in the second quarter of 2009 largely due to expenses associated with the Company’s licensed brands Donna Karan® and DKNY®, which were launched in early 2009, as well as higher compensation costs. These additional expenses were partially offset by managed cost reductions across most operating departments.  As a percentage of net sales, SG&A declined 80 basis points to 24.5% in the second quarter of 2009 compared to 25.3% in the second quarter of 2008.

Due to all of the factors described above, operating income in the second quarter of 2009 was $13.1 million, or 11.5% of net sales, compared to $14.5 million, or 13.4% of net sales, in the second quarter of 2008.

Net interest expense in the second quarter of 2009 was $0.6 million compared to $1.1 million in the second quarter of 2008 as we benefited primarily from a lower average interest rate for the second quarter of 2009 when compared to the same period in 2008.

The Company’s effective income tax rate for the second quarter of 2009 was 41.9% compared to 41.7% in the second quarter of 2008.

Net income for the second quarter of 2009 and 2008 was $7.3 million and $7.8 million, respectively, and EPS was $0.31 and $0.33, respectively.

Financial Results for Year-To-Date 2009 versus Year-To-Date 2008

Net sales for the first six months of 2009 increased $22.2 million, or 10.8%, to $228.4 million as increased sales in the mass merchant and other channels more than offset lower sales in the department stores and national chain stores channel.  Wholesale segment net sales, on a year-to-date basis, increased $22.8 million, or 12.7%, to $203.0 million.  Total international net sales decreased $3.1 million, or 16.7%, to $15.5 million.  Retail segment net sales for the first six months of 2009 decreased $0.6 million, or 2.3%, to $25.4 million.  Same store sales for Maidenform’s retail outlet stores decreased 7.3%.  Internet sales increased $0.1 million, or 4.2%, to $2.5 million on a year-to-date basis.  The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 34.0% versus 38.7% for the same period in 2008 as a result of increased promotional activity to drive inventory productivity, and the effect of customer and product mix which included continued strong sales in the mass merchant and other channels.

Year-to-date operating income for 2009 was $23.7 million, or 10.4% of net sales, versus $26.1 million, or 12.7% of net sales, for the first six months of 2008.

Net income for the first six months of 2009 was $13.3 million and EPS was $0.57.  Net income for the first six months of 2008 was $13.8 million and EPS was $0.59.

Total cash and cash equivalents at the end of the second quarter of 2009 were $46.5 million compared to $15.3 million at the end of the second quarter of 2008.  The Company’s outstanding debt was $87.8 million as of July 4, 2009 versus $89.2 million as of June 28, 2008.  Net debt totaled $41.3 million at the end of the second quarter of 2009, with no material maturities until 2014.

Financial Performance Guidance for 2009:

Third Quarter Outlook:

•
Net sales for the third quarter are expected to increase 12% to 16% over last year with upper single digit declines at department stores and chains, double digit increases in the mass merchant and other channels and sales flat-to-down modestly to last year in the retail segment.

•
Gross margin rates are anticipated to be in the low-to-mid 30 percent range, reflecting a shift in the Company’s channel mix with reduced department store and chain and retail store sales, and increased sales in the mass merchant channel and to off-price and specialty retailers.

•	SG&A is expected to increase in the mid-to-upper single digit percentage range over 2008, including expenses for the Company’s Donna Karan® and DKNY® licensed brands.
•	EPS is expected to be in the range of $0.34 to $0.38.

Full Year Trend:

•	Full year net sales are expected to increase in the upper single to low double digit percentage range versus 2008.
•
Gross margin rates are anticipated to be in the lower-mid 30 percent range for the year, reflecting an increase in promotional activities versus 2008 and a shift in the Company’s channel mix with reduced department store and chain and retail store sales, and increased sales in the mass merchant channel and to off-price and specialty retailers.

•	SG&A is expected to increase in low single digit percentage range over 2008, including expenses for the Company’s Donna Karan® and DKNY® licensed brands.
•	EPS for the full year 2009 is expected to be in the range of $1.10 to $1.16 versus the Company’s prior guidance of EPS in the range of $1.00 to $1.10, and reported EPS of $1.05 for full year 2008.

Conference Call Information
Maidenform will host a conference call and webcast this morning, Wednesday, August 12, 2009 at 8:30 am ET to discuss its second quarter 2009 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through August 26, 2009 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 34919587.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 86-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control It!®, Luleh®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	July 4, 2009	January 3, 2009
Assets
Current assets
Cash and cash equivalents	$46,463	$43,463
Accounts receivable, net	54,609	38,974
Inventories	66,019	65,039
Deferred income taxes	11,697	11,837
Prepaid expenses and other current assets	11,608	13,852
Total current assets	190,396	173,165
Property, plant and equipment, net	19,287	19,577
Goodwill	7,162	7,162
Intangible assets, net	96,778	97,358
Other non-current assets	862	982
Total assets	$314,485	$298,244

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	29,235	31,667
Accrued expenses and other current liabilities	22,625	19,476
Total current liabilities	52,960	52,243
Long-term debt	86,700	87,250
Deferred income taxes	25,123	24,252
Other non-current liabilities	14,631	14,841
Total liabilities	179,414	178,586

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,648,961 outstanding at July 4, 2009
and 23,488,357 issued and 22,496,003 outstanding at January 3, 2009	235	235
Additional paid-in capital	60,183	60,567
Retained earnings	91,517	78,246
Accumulated other comprehensive loss	(5,043)	(5,408)
Treasury stock, at cost (839,396 shares at July 4, 2009 and
992,354 shares at January 3, 2009)	(11,821)	(13,982)
Total stockholders’ equity	135,071	119,658
Total liabilities and stockholders’ equity	$314,485	$298,244

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Net sales	$114,205	$108,063	$228,438	$206,169
Cost of sales	73,084	66,253	150,795	126,393
Gross profit	41,121	41,810	77,643	79,776
Selling, general and
administrative expenses	27,965	27,292	53,933	53,695
Operating income	13,156	14,518	23,710	26,081

Interest expense, net	632	1,131	1,300	2,312
Income before provision
for income taxes	12,524	13,387	22,410	23,769
Income tax expense	5,246	5,580	9,139	9,923
Net income	$7,278	$7,807	$13,271	$13,846
Basic earnings per common share	$0.32	$0.35	$0.59	$0.62
Diluted earnings per common share	$0.31	$0.33	$0.57	$0.59
Basic weighted average number of
shares outstanding	22,563,665	22,372,764	22,530,148	22,365,492
Diluted weighted average number of
shares outstanding	23,567,315	23,446,634	23,477,929	23,434,416

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	July 4, 2009	June 28, 2008
Cash flows from operating activities
Net income	$13,271	$13,846
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,822	1,800
Amortization of intangible assets	580	581
Amortization of deferred financing costs	92	93
Stock-based compensation	1,113	682
Deferred income taxes	875	1,378
Excess tax benefits related to stock-based compensation	(377)	(13)
Bad debt expense	400	57
Net changes in operating assets and liabilities
Accounts receivable	(15,961)	(12,723)
Inventories	(906)	3,182
Prepaid expenses and other current and
non-current assets	491	112
Accounts payable	(2,438)	(3,894)
Accrued expenses and other current and
non-current liabilities	3,570	(2,159)
Income taxes payable	1,825	(2,688)
Net cash from operating activities	4,357	254
Cash flows from investing activities
Capital expenditures	(1,449)	(808)
Net cash from investing activities	(1,449)	(808)
Cash flows from financing activities
Term loan repayments	(550)	(550)
Proceeds from stock options exercised	442	31
Excess tax benefits related to stock-based compensation	377	13
Payments of employee withholding taxes related to equity awards	(68)	(73)
Payments of capital lease obligations	(100)	(54)
Net cash from financing activities	101	(633)
Effects of exchange rate changes on cash	(9)	(133)
Net increase (decrease) in cash	3,000	(1,320)
Cash and cash equivalents
Beginning of period	43,463	16,602
End of period	$46,463	$15,282

Supplementary disclosure of cash flow information
Cash paid during the period
	$1,568	$2,471
Income taxes	$5,950	$10,946

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	July 4,	June 28,	$	%
	2009	2008	change	change
	(in millions)
Department stores and
national chain stores	$56.4	$57.4	$(1.0)	(1.7%	)
Mass merchants	26.4	28.5	(2.1)	(7.4)
Other	16.9	7.7	9.2	119.5
Total wholesale	99.7	93.6	6.1	6.5

Retail	14.5	14.5	-	-

Total consolidated net sales	$114.2	$108.1	$6.1	5.6%

	Six months ended
	July 4,	June 28,	$	%
	2009	2008	change	change
	(in millions)
Department stores and
national chain stores	$100.5	$105.8	$(5.3)	(5.0%	)
Mass merchants	65.7	58.8	6.9	11.7
Other	36.8	15.6	21.2	135.9
Total wholesale	203.0	180.2	22.8	12.7

Retail	25.4	26.0	(0.6)	(2.3)

Total consolidated net sales	$228.4	$206.2	$22.2	10.8%

	Three months ended		Six months ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008 (1)	2009	2008 (1)
Bras	64%	65%	65%	64%
Shapewear	29	28	29	28
Panties	7	7	6	8
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

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